Exhibit 3.18
BY-LAWS OF
POINT TO POINT COMMUNICATIONS, INC.
ARTICLE I.
OFFICERS
     Section 1. The officers of POINT TO POINT COMMUNICATIONS, INC., shall be a President, one or several Vice-Presidents, as shall be determined by the Board of Directors: a Secretary, and a Treasurer; the office of the Secretary and the Treasurer may be combined and held by one person.
     The officers shall be elected annually by the Board of Directors at its first meeting following the annual meeting. The President shall be a member of the Board of Directors. Other officers may be members of the Board of Directors and vice-versa.
The duties of the several officers shall be as follows:
President: The President shall be the chief executive officer of the corporation; he shall preside at all meetings of the shareholders and Directors; he shall have general and active management of the business of the corporation and shall see that all orders and Resolutions of the Board are carried into effect. He shall execute bonds, mortgages and other contracts. He shall have the general powers and duties of supervision and management usually vested in the office of President of a corporation.
Vice-President: In the absence of the President, his duties shall devolve upon the Vice-President; if there be more than one Vice-President, then the officer designated as First Vice-President will fill the office of the President during his absence. In the absence of the Secretary or Treasurer, the duties of the latter shall devolve upon the Vice-President in his capacity as Assistant Treasurer.
Treasurer: The Treasurer shall have charge of all funds of the corporation and of its disbursements under the direction of the Board of Directors. He shall keep a record of all monies received and paid out, making a report of same to the Board of Directors at each regular meeting thereof and whenever requested to do so. The Treasurer shall attend all meetings of the corporation and of the Board of Directors.
Secretary: The Secretary shall attend all meetings of the Board and all meetings of the shareholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose; and shall perform like duties for the standing committees when required. He shall give or cause to be given notice of all meetings of the shareholders and of the Board of Directors and shall perform such other duties as may be prescribed by the Board of Directors under whose supervision he shall be. He shall keep in safe custody the seal of the corporation and when authorized by the Board, shall affix the same to any instrument requiring it. He shall be sworn to the faithful discharge of his duty.

     Section 2. The compensation of all officers and members of the Board of Directors shall be fixed by the Board of Directors.
     Section 3. The Board may appoint such other officers and agents as it shall deem necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.
     Section 4. The officers of the corporation shall hold office until their successors are chosen and qualify in their stead. Any officer elected or appointed by the Board of Directors may be removed at any time by the affirmative vote of a majority of the whole Board of Directors. If the office of any officer or officers becomes vacant for any reason, the vacancy shall be filled by the affirmative vote of a majority of the whole Board of Directors.
     Section 5. In the case of the absence of any officer of the corporation, or for any other reason that the Board may deem sufficient, the Board may delegate, for the time being, the power or duties, or any of them, of such officer, or to any Director, provided a majority of the entire Board concurs therein.
ARTICLE II.
BOARD OF DIRECTORS
     Section 1. The Board of Directors shall consist of not less than one (1), nor more than six (6) members, who shall be nominated and elected at the annual meeting of the corporation.
     Section 2. The Board of Directors shall be charged with the Management of all of the affairs of the corporation, subject to the provisions of its charter and By-Laws.
     Section 3. For the purpose of transacting the business of this corporation during the intervals between the meeting of the Board of Directors, the President, the Vice-President or Vice-Presidents, the Secretary-Treasurer or Secretary and Treasurer, shall constitute the Executive Committee, with full authority to act.
     Section 4. Meetings of the Board of Directors shall be held at such time and place as the Directors may determine. Meetings of the Board may be called by the President of Vice-President on three (3) days’ notice to each Director, either personally, or by mail, or by telegram; special meetings shall be called by the President or Secretary in like manner and on like notice on the written request of two Directors.
     Section 5. A majority of the number of Directors serving on the Board shall constitute a quorum of the Board to conduct business.
     Section 6. In addition to the powers and authorities by these By-Laws expressly conferred upon it, the Board of Directors may exercise all such powers of the corporation and do all such lawful acts and things as not by statute or by the Articles of Incorporation or by these By-Laws directed or required to be exercised or done by the shareholders.

     Section 7. Indemnity: The corporation shall indemnify and hold harmless each Director and officer now or hereafter serving the corporation from and against any and all claims and liabilities to which he or she may be or become subject by reason of his or her now or hereafter being or having heretofore been a Director or officer of the corporation and/or by reason of his or her alleged acts or omissions as such Director or officer, whether or not he or she continues to be such officer or Director at the time when any such claim or liability is asserted, and shall reimburse each such Director and officer for all legal and other expenses reasonably incurred by him or her in connection with defending any or all such claims or liabilities, including amounts paid or agreed to be paid in connection with reasonable settlements made before final adjudication with the approval of the Board of Directors, whether or not he or she continues to be such Director or officer at the time such expenses are incurred; provided, however, that no Director or officer shall be indemnified against any claim or liability arising out of his or her own willful negligence or willful misconduct, or shall be indemnified against or reimbursed for any expenses incurred in defending any or all such claims or liability or in settling the same, unless, in the judgment of the Directors of the corporation, the Director or officer against whom such claim or liability is asserted has not been guilty of willful negligence or willful misconduct. The foregoing right of indemnification shall not be exclusive of other rights to which any Director or officer may be entitled as a matter of law.
ARTICLE III.
COMMITTEES
     Section 1. The President may appoint such committees as he or she may deem necessary, subject to the approval of the Board of Directors. Whenever the Board of Directors is not in session, the committees appointed by the President may act, subject to ratification at the next meeting of the Board of Directors, at which the appointments made by the President may be either approved or disapproved.
     Section 2. The Chairman of each committee shall make a written report to the Board of Directors whenever requested by the Board.
ARTICLE IV.
SHAREHOLDERS’ MEETINGS
     Section 1. The annual meeting of the shareholders of the corporation shall be held annually at a place in the State of Louisiana, or elsewhere to be designated by the Board of Directors.
     Section 2. Special meetings of the shareholders may be called at any time by the President, or on the request in writing to the President, of a majority of the Board of Directors.
     Section 3. Immediately following the adjournment of the annual meeting of the corporation, the newly elected Directors shall hold a meeting for the purpose of organization, election of officers, and the transaction of any other business.

     Section 4. Not less than ten (10) days prior to either a special or annual meeting of the shareholders, a notice of such meeting shall be mailed to each shareholder at his or her last known post office address as shown on the books of the corporation. The notice for any special meeting shall state the purpose of the meeting. All meetings of the shareholders may, however, be called without notice by written waiver of the right to such notice by the owners of a majority of the total voting power of the capital stock. At any meeting of the shareholders, the presence of the owners of the majority of the capital stock, who are entitled to vote, shall constitute a quorum.
     Section 5. At any meeting of the shareholders, every shareholder having the right to vote shall be entitled to vote in person, or by proxy appointed by an instrument in writing subscribed by such shareholder and witnessed by one witness. Each shareholder shall have one vote for each share of stock having voting power, registered in his or her name on the books of the corporation, and except where the transfer books of the corporation shall have been closed, or a date shall have been fixed as a date of record for the determination of its shareholders entitled to vote.
     Section 6. A complete list of the shareholders entitled to vote at any shareholders’ meeting, arranged in alphabetical order with the address of each and the number of voting shares held by each, shall be prepared by the Secretary and filed in the office of the corporation at least ten (10) days prior to every meeting, and shall, at all times during the usual hours of business and during the whole time of said meeting, be open to the examination of any shareholder.
     Section 7. Special meetings of the shareholders for any purpose or purposes, unless otherwise prescribed by statute, may be called by the President or Vice-President and shall be called by the President or Secretary at the request in writing of a majority of the Board of Directors, or at the request in writing of shareholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding, and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting.
     Section 8. Business transacted at all special meetings shall be confined to the objects stated in the call.
     Section 9. Order of Business at Shareholders’ Meetings: At all meetings of shareholders, the order of business shall be as applicable and practicable, as follows:
(1)	Organization;

(2)	Proof of notice of meeting or of waivers thereof (the certificate of the Secretary of the corporation, or the affidavit of any other person who mailed the notice or caused the same to be mailed, being proof of service of notice by mail);

(3)	Submission by Secretary or by inspectors, if any shall have been elected or appointed, of a list of shareholders entitled to vote, present in person or by proxy;

(4)	If an annual meeting, reading of unapproved minutes of preceding meetings and action thereon;

(5)	Reports;

(6)	If an annual meeting, or a meeting called for that purpose, the election of Directors;

(7)	Unfinished business;

(8)	New business; and

(9)	Adjournment.
ARTICLE V.
CERTIFICATES OF STOCK
     The certificates of stock of the corporation shall be numbered and shall be entered in the books of the corporation as they are issued. They shall exhibit the holder’s name and number of shares and shall be signed by the President or Vice-President and the Secretary or Treasurer.
ARTICLE VI.
REGISTERED SHAREHOLDERS
     The corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof, and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof, save as expressly provided by the laws of the State of Louisiana.
ARTICLE VII.
LOSS OF CERTIFICATE
     Any person claiming a certificate of stock to be lost or destroyed shall make an affidavit or affirmation of that fact, and the Board of Directors may, in its discretion, require the owner of the lost or destroyed certificate or his or her legal representative to give the corporation a bond in such sum as the Board of Directors of the corporation may require to indemnify the corporation against any claim that may be made against it on account of the alleged loss of any such certificate; a new certificate of the same tenor and for the same number of shares as the one alleged to be lost or destroyed may be issued without requiring any bond when, in the judgment of the Directors, it is proper to do so.
ARTICLE VIII.
CHECKS
     All checks, drafts and notes of the corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may, f n time to time, designate.
ARTICLE IX.
DIVIDENDS
     Dividends upon the capital stock of the corporation, subject to the provisions of the Articles of Incorporation, may be declared by the Board of Directors at any regular or special meetings, pursuant to law.

ARTICLE X.
AMENDMENTS
     These By-Laws may be altered or amended, or repealed by the affirmative vote of a majority of the total voting power at any regular or special meeting of the shareholders called for that purpose, or by the affirmative vote of a majority of the Board of Directors at any regular or special meeting of the Board of Directors called for that purpose; provided, however, that no change of tine or place for the election of Directors shall be made within sixty (60) days preceding the day on which such election is to be held, and that in case of any change of such time or place, notice thereof shall be given to each shareholder in person or by letter mailed to his or her last known post office address at least twenty (20), days before the election is held.
ARTICLE XI.
     Meetings of Board of Directors of this Corporation by means of telephone conference calls are authorized. Members of the Board of Directors may participate in and hold a meeting of the Board by means of conference telephone or similar communications equipment provided that all persons participating in the meeting can hear and communicate with each other. Participation in a meeting pursuant to this Article shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.
     ADOPTED by the Board of Directors at its organizational meeting held on the 18th day of August 1983.

/s/ TOMY LEE DEROUEN

Tomy Lee Derouen, President

ATTEST:

/s/ WARREN SHEPHARD, JR.
Warren Shephard, Jr., Secretary/Treasurer